UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
LIZ CLAIBORNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0013-2842791

(State of incorporation or organization)	(IRS Employer Identification No.)

1441 Broadway New York, NY	10018

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.
☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.
☐
Securities Act registration statement file number to which this form relates: (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Series A Junior Participating Preferred Stock Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.
Liz Claiborne, Inc. (the “Company”) hereby amends its Form 8-A, dated as of December 7, 1998, which announced the adoption of a Rights Agreement (the “Rights Agreement”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York, successor to Equiserve, Inc. (formerly doing business as First Chicago Trust Company of New York)), as Rights Agent (the “Rights Agent”).
The Company and the Rights Agent entered into an Amendment to the Rights Agreement, dated December 19, 2008 (the “Amendment”). The Amendment amends the Rights Agreement to extend the “Expiration Date” from December 21, 2008 to December 21, 2009 (assuming there is no earlier redemption or triggering of the rights). The terms of the Rights Agreement provide that the Board of Directors of the Company may amend the Rights Agreement without stockholder approval at any time before a triggering event. The Rights Agreement is otherwise unchanged.
Except to the extent expressly modified by the Amendment, the Rights Agreement remains in full force and effect in all respects. The Amendment to the Rights Agreement is incorporated herein by reference to Exhibit 4.1 to Company’s Current Report on Form 8-K dated December 19, 2008.
A copy of the Rights Agreement was previously filed as Exhibit 1 to the Company’s Form 8-A dated as of December 7, 1998 and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit
No.	Description

(1)
Amendment to the Rights Agreement, dated as of December 19, 2008 between the Company and The Bank of New York Mellon (formerly known as The Bank of New York, successor to Equiserve, Inc. (formerly doing business as First Chicago Trust Company of New York)), as Rights Agent (the “Rights Agent”), incorporated herein by reference to Exhibit 4.1 to Company’s Current Report on Form 8-K dated December 19, 2008.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LIZ CLAIBORNE, INC.
	By:	/s/ NICHOLAS RUBINO
		Name:	Nicholas Rubino
Date: December 19, 2008		Title:	Senior Vice President-Chief Legal Officer, General Counsel & Secretary

EXHIBIT INDEX

Exhibit
No.	Description

(1)
Amendment to the Rights Agreement, dated as of December 19, 2008, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York, successor to Equiserve, Inc. (formerly doing business as First Chicago Trust Company of New York)), as Rights Agent (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 19, 2008).